Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Results for the Fiscal Quarter and  Six

Months  ended August 31,2018

ALISO VIEJO, CA -- (BUSINESS WIRE) October 16, 2018 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended August 31, 2018, Revenue was $735,677, compared to $991,934 in the prior year's fiscal quarter. Seychelle had Net loss of $129,623 for the fiscal quarter ended August 31, 2018, or ($.00) per share, compared to prior year's fiscal quarter Net income of $85,402, or $.00 per share.

For the Six Months ended August 31, 2018, Revenue was $1,869,578, compared to $2,200,141 in the prior year's six month period. Seychelle had Net loss of $36,831 for the six month ended August 31, 2018, or ($.00) per share, compared to prior year's six months' Net income of $245,384, or $.01 per share.

  Seychelle is working on making strong developmental advances to bring new drinking water technologies to expand the current products we have on the market. We believe that as many as four new products could be ready for distribution within the next sixty days.  These improvements could favorably impact our earnings and help future sales. Our backorder status remains strong.

The Seychelle Omni Straw (SOS) and 28oz portable advanced products have been specifically improved to reach the national and international military and disaster preparedness markets.

We believe that interest in our international products is increasing, with potential sales to aid in preparations for current disasters and safe drinking water demands.  For example, Japan has had a representative visiting Seychelle to preliminarily discuss our Radiation removal products and their concerns with the upcoming Olympics.

 Previously we have mentioned continuing potential interest in development of miscible CBD use in conjunction with our products.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.